                                                                     EXHIBIT 5.1

                [LETTERHEAD OF STRADLING YOCCA CARLSON & RAUTH]

                                January 16, 1998

Fidelity National Financial, Inc.
17911 Von Karman Avenue
Irvine, California 92614

           Re: Registration Statement on Form S-4

Gentlemen:

     At your request, we have examined the form of Registration Statement on Form S-4 filed by Fidelity National Financial, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") on January 13, 1998 (File No. 333-44153), as amended by Amendment No. One filed with the Commission on January 16, 1998 (collectively, the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of up to 5,280,108 shares (the "Shares") of Common Stock, par value $.0001 per share, of the Company (the "Common Stock"). Such shares of Common Stock are to be issued by the Company in connection with the merger of a wholly-owned subsidiary with and into Granite Financial, Inc.

     We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization and issuance of the shares of Common Stock.

     Based upon such examination, and subject to compliance with applicable state securities and "blue sky" laws, it is our opinion that the Shares, when issued and paid for in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Joint Proxy Statement/Prospectus, which is a part of the Registration Statement.

                                        Very truly yours,

                                        STRADLING YOCCA CARLSON & RAUTH